EXHIBIT 10.26

SUBLEASE AGREEMENT

4820 Eastgate Mall, San Diego, California 92121

This Sublease (“Sublease”) is made as of the                day of December, 2009 (the “Effective Date”) by and between AMYLIN PHARMACEUTICALS, INC., a Delaware corporation (“Sublessor”), and KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation (“Sublessee”).

Recitals

A.            Pursuant to that certain Deed of Lease dated March 6, 2007 (the “Lease”), between THE IRVINE COMPANY LLC, a Delaware limited liability company (as successor in interest to CA-BRIDGE POINTE CORPORATE CENTRE III LIMITED PARTNERSHIP, a Delaware limited partnership) (“Prime Lessor”), as landlord, and Sublessor, as tenant, as amended by that certain First Amendment to Lease dated as of May 28, 2008, between Prime Lessor and Sublessor (the Lease and any amendments thereto are collectively referred to herein as the “Prime Lease” and is attached hereto as Exhibit A) Prime Lessor leased and demised to Sublessor certain premises (the “Leased Premises”) including the building known as 4820 Eastgate Mall (“Building 6”), which building is situated in the City of San Diego, County of San Diego, State of California, in the project commonly known as Bridge Pointe Corporate Centre (the “Project”) as depicted  on and more fully described in the Prime Lease.

B.            Sublessor wishes to sublease to Sublessee and Sublessee wishes to sublease from Sublessor a portion of the Leased Premises consisting of approximately 31,766 rentable square feet on the second floor, and 2,158 rentable square feet on the first floor of Building 6 (hereinafter, the “Sublet Premises”) as depicted on Exhibit B attached hereto, under the terms and subject to the conditions hereinafter set forth, the actual measurement of which will be confirmed by Sublessor’s architect using the Standard Method for Measuring Floor Area in Office Buildings published by the Building Owners and Managers Association International (“BOMA”).  Once confirmed, any discrepancy between the square footage set forth above and the actual square footage of the Sublet Premises, the square footage set forth above shall prevail for all purposes.

NOW, THEREFORE, for and in consideration of the foregoing Recitals and the mutual covenants, promises, and agreements herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.             Demise and Premises.  Sublessor hereby grants and demises to Sublessee, and Sublessee hereby accepts from Sublessor, subject to the terms and conditions of this Sublease and the Prime Lease, for the period set forth in Section 2 below, the Sublet Premises together with the non-exclusive right to use the parking, driveway areas and all common facilities, if any, available to Sublessor under the Prime Lease, in common with Prime Lessor and other tenants of Prime Lessor, and their invitees, licensees, employees, officers, servants, contractors and visitors.

2.             Sublease Term.  Sublessor shall deliver possession of the Sublet Premises to Sublessee on or before December 15, 2009 (the “Delivery Date”).  Sublessee shall be permitted to begin construction of its improvements and installation of its furniture, fixtures and equipment after the Delivery Date.  The term of this Sublease (the “Sublease Term”) shall commence on May 1, 2010 (“Commencement Date”), assuming Sublessor has received both the consent of the Prime Lessor to this Sublease and the Letter of Credit (hereinafter defined) and shall end on September 30, 2018 (the “Sublease Expiration Date”).  Rent shall commence on May 1, 2011 (the “Rent Commencement Date”). Sublessor shall not be liable to Sublessee for any loss or damage incurred by Sublessee if Sublessor does not deliver possession of the Sublet Premises to Sublessee on the Delivery Date; provided, however, that if Sublessor does not, for any reason, deliver possession of the Sublet Premises to Sublessee by the anticipated Delivery Date, then (a) Sublessee shall not be subject to any liability therefor, nor shall such failure affect the validity of this Sublease, or the obligations of Sublessee hereunder, or extend the Sublease Term, but in such case, Sublessee shall, except as otherwise provided herein be entitled to a one (1) day postponement, without payment of Fixed or Additional Rent during such period, of the Rent Commencement Date for each day of delay in delivery of the Sublet Premises until Sublessor delivers possession of the Sublet Premises to Sublessee.  Notwithstanding anything in this Sublease to the contrary, in the event the Prime Lease is terminated for any reason, this Sublease Agreement shall also terminate as of the date of termination of the Prime Lease.  Sublessor shall have no liability to Sublessee due to the termination of this Sublease Agreement as a result of the termination of the Prime Lease, provided Sublessor is not in default of its obligation to pay rent as provided in the Prime Lease or does not otherwise cause a default which results in the termination of the Prime Lease.  Notwithstanding anything contained in the Prime Lease or this Sublease to the contrary, Sublessee shall have no right or option to extend the term of this Sublease beyond the expiration or sooner termination of the Sublease Term.

3.             Fixed Rent.  Commencing on the Rent Commencement Date, Sublessee shall pay to Sublessor’s property manager, Colliers International, at 4660 La Jolla Village Drive, Suite 100, San Diego, CA 92122, or at such other address or to such other property manager as Sublessor shall notify Sublessee in writing, the base monthly rent per rentable square foot of the Sublet Premises set forth below (the “Fixed Rent”):

Months After Commencement Date	Fixed Monthly Rent (NNN)/Sq. Ft
1 through 12	$1.29	*
13 through 24	$1.33
25 through 36	$1.37
37 through 48	$1.41
49 through 60	$1.45
61 through 72	$1.50
73 through 84	$1.54
85 through 96	$1.59
97 through Expiration Date	$1.63

* Subject to abatement as set forth below.

Provided there is no continuing and uncured Event of Default (as defined below) by Sublessee under this Sublease, Sublessor and Sublessee agree that commencing on the Rent Commencement Date and continuing until the date which is twelve (12) months after the Rent Commencement Date (the “Rent Abatement Period”) Fixed Rent and Expenses and Taxes (defined below) shall be abated, except that Sublessee shall pay for all electricity and janitorial services provided to the Sublet Premises from and after the Delivery Date.  If, at the expiration of the Sublease Term, there is no continuing and uncured Event of Default by Sublessee under this Sublease, Sublessor shall waive the payment of all such conditionally abated Fixed Rent and Expenses and Taxes.   Should there be an Event of Default, at any time during the Sublease Term, and such Event of Default gives Sublessor the right to terminate this Sublease prior to September 30, 2018, pursuant to the express terms of this Sublease then the total amount of the conditionally abated Fixed Rent and Expenses and Taxes shall be immediately due and payable by Sublessee to Sublessor and Sublessee hereby waives any and all rights and defenses it may have with respect to any statute of limitations arising in connection with Sublessor’s exercise of its rights and remedies relating to the conditionally abated Fixed Rent and Expenses and Taxes.

Subject to the abatement set forth above, Fixed Rent shall be payable in monthly installments in advance during the Sublease Term on the first day of each month, commencing on Rent Commencement Date.  Notwithstanding the above, Sublessee shall pay the Fixed Rent for the thirteenth (13th) month of the Sublease Term on the Effective Date.

4.             Additional Rent.  Subject to the abatement provisions set forth in Section 3 above, from and after the Rent Commencement Date, Sublessee shall pay to Sublessor’s property manager, Sublessee’s pro rata share of Expenses and Taxes (as defined in the Prime Lease) and other associated project operating expenses as defined in Exhibit B to the Prime Lease as additional rent, to the Sublessor or Sublessor’s agents.  Sublessee’s pro rata share of such Expenses and Taxes is currently estimated to be $0.49 per rentable square foot per month.  Sublessor or Prime Lessor shall provide common area maintenance services and daily janitorial services (Monday — Friday), the cost of which shall be included in Expenses and Taxes.  Sublessor shall not charge a property management fee or administration fee related to this Sublease other than those charges by Prime Lessor under the Prime Lease.  Notwithstanding the foregoing, Sublessor and Sublessee acknowledge that the Sublet Premises will be separately metered for electricity at Sublessee’s sole cost and expense and Sublessee shall directly pay to the electricity provider, prior to the due date thereof, all charges for electricity usage in the Sublet Premises. Notwithstanding the foregoing or anything to the contrary in this Sublease or the Prime Lease, Sublessee shall pay for all utilities commencing on the Delivery Date, provided that Sublessee shall not pay any utilities in the nature of Expenses and Taxes during the Rent Abatement Period. As used herein, the term “rent” shall mean and include Fixed Rent, additional rent and any other sums due hereunder or pursuant to the Prime Lease.  Except as set forth herein, all rent shall be due and payable without prior notice, demand, deduction or offset.

5.             Interest on Overdue Payments.  In the event that Sublessee shall fail to pay any installment of Fixed Rent or additional rent or any other sum due hereunder or pursuant to the Prime Lease, Sublessee shall pay Sublessor the administration fee equal to $500 pursuant to Section 4.01 of the Prime Lease, provided that Sublessee shall be entitled to a grace period of five (5) business days for the first two (2) late payments of rent in a calendar year without payment of the administrative fee.  In addition, past due rent shall accrue interest at 12% per annum, provided that Sublessee shall be entitled to a grace period of five (5) business days for the first two (2) late payments of rent in a calendar year, during which two (2) grace periods no interest shall accrue. The parties agree that the payment of such interest represents the liability that Sublessor will incur to Prime Lessor by reason of the late payment by Sublessee, and is therefore not a penalty.

6.             Use.  Sublessee shall use and occupy the Sublet Premises for the uses permitted under the Prime Lease.

7.             Access to Sublet Premises.  During the period of time from the date hereof until the Delivery Date, Sublessee shall be granted access to the Sublet Premises one day a week during a four-hour time period (which day of the week and time period shall be mutually agreed upon by Sublessor and Sublessee) subject to at least 48 hour advance notice to Sublessor to gather information for initial planning and design to the Sublet Premises.  Notwithstanding the foregoing, the Sublet Premises shall not be deemed delivered to Sublessee, and Sublessee shall not be deemed in possession of the Sublet Premises until the Delivery Date.  In the event Prime Lessor has consented to this Sublease on or before the Delivery Date, Sublessee shall have the right to occupy the Sublet Premises from and after the Delivery Date for construction of Sublessee’s improvements and/or instillation of furniture equipment and furnishings in the Sublet Premises.  The obligation to pay Fixed Rent shall be abated for any such period of early occupancy but all other terms of this Sublease (including, but not limited to, Sublessee’s obligation to carry the insurance required by Section 10) shall be in effect during such period, and prior to Sublessee’s early occupancy of the Sublet Premises, Sublessee shall have previously provided Prime Lessor and Sublessor with proof of Sublessee’s insurance as set forth in Section 10 of this Sublease.  Any such early possession shall not affect nor advance the Sublease Expiration Date of the Sublease Term.  Any and all materials, work, installations, equipment and decorations of any nature brought upon the Building or installed by Sublessee in the Sublet Premises prior to the Rent Commencement Date shall be at Sublessee’s sole risk.  Neither Sublessor nor any party acting on Sublessor’s behalf on or about the Building shall be responsible for any claim, damage or loss or destruction of such items brought to the Building or installed in the Sublet Premises prior to the Rent Commencement Date and Sublessee shall indemnify, defend and hold Sublessor harmless from any claim, loss, damage or destruction as a result of such early occupancy.

7.1          Application of Prime Lease.  As applied to this Sublease, the words, “Landlord” and “Tenant” in the Prime Lease will be deemed to refer to Sublessor and Sublessee, respectively under this Sublease.  Except as otherwise provided in this Sublease, or except to the extent inconsistent herewith, the rights and obligations of Prime Lessor and Sublessor under the Prime Lease will be deemed to be the rights and obligations of Sublessor and Sublessee, respectively, under this Sublease, and will inure to the benefit of, and be binding on, Sublessor and Sublessee, respectively.  All provisions of the Prime Lease shall apply to this Sublease unless specifically excluded or modified by this Agreement.  Sublessor represents that it has delivered to Sublessee a true and complete copy of the Prime Lease to Sublessee, and Sublessee acknowledges receipt of a copy of the Prime Lease from Sublessor, which such copy is attached hereto as Exhibit A.  Notwithstanding the foregoing, the parties hereto acknowledge that the following sections of the Prime Lease shall not be incorporated within this Sublease:  1.02, 1.03, 1.04, 1.05, 1.06, 1.07, 1.08, 1.10, 1.14, 3.01, 6, 18, the first three sentences of Section

20, 22 (except as incorporated by reference in Section 36 of this Sublease), Section 2.04 of Exhibit B, Exhibit C, and Sections 1 through 3 and 9 of Exhibit F.

8.             Indemnification of Sublessor.  To the extent permitted by law, Sublessee shall and does hereby indemnify Sublessor as a result of or arising out of Sublessee’s breach of this Sublease or the Prime Lease and agrees to save Sublessor harmless and, at Sublessor’s option, defend Sublessor from and against any and all claims, actions, damages, liabilities and expenses (including reasonable attorneys’ and consultants’ fees) judgments, settlement payments, and fines paid, incurred or suffered by Sublessor as a result of or arising out of Sublessee’s breach of this Sublease or the Prime Lease, violations of any law or in connection with loss of life, personal injury and/or damage to the property or environment suffered by third parties arising from or out of the occupancy or use by Sublessee of the Sublet Premises or any part thereof occasioned wholly or in part by any act or omission of Sublessee, its officers, agents, contractors, employees or invitees (each a “Sublessee Party” and collectively, the “Sublessee Parties”), or arising directly or indirectly, wholly or in part, from any conduct, activity, act, omission or operation by any Sublessee Party involving the use, handling, generation, treatment, storage, disposal, other management or Release (hereinafter defined) of any substance or material defined or designated as hazardous or toxic, or other similar term, by any present or future local, state or federal environmental statute, regulation or ordinance, in, from or to the Sublet Premises, whether or not Sublessee may have acted negligently with respect to such substance or material.  Sublessee’s obligations pursuant to this Section shall survive any termination of this Sublease with respect to any act, omission, or occurrence which took place prior to such termination.  As used in this Section, the term “Release” shall have the meaning ascribed to such term in the Federal Comprehensive Environmental Response, Compensation and Liability Act, (42 U.S.C.  Section 6901 et seq.  (“CERCLA”).

9.             Sublessor’s Performance.  Sublessee has reviewed the provisions of the Prime Lease concerning the obligation of the Prime Lessor to supply building services to the Sublet Premises.  Sublessee recognizes that Sublessor  is not in a position to render nor is Sublessor obligated to render any of the services or perform any of the obligations required of Prime Lessor by the terms of the Prime Lease, including, without limitation, (i) the furnishing of electrical energy, heat, ventilation, water, air conditioning, elevator service, cleaning, window washing, or rubbish removal services, (ii) making any alterations, repairs or restorations, (iii) complying with any laws or requirements of any governmental authorities, or (iv) taking any action that Prime Lessor has agreed to provide, make, comply with, take or cause to be provided, made, compiled with or taken under the Prime Lease.  Therefore, despite anything to the contrary in this Sublease, Sublessee agrees that performance by Sublessor of its obligations under this Sublease is conditioned on performance by Prime Lessor of its corresponding obligations under the Prime Lease, and Sublessor will not be liable to Sublessee for any default of the Prime Lessor under the Prime Lease unless such default results from Sublessor’s failure to perform its obligations hereunder.  If and to the extent Sublessor is entitled to any rent abatement from Prime Lessor under the terms of the Prime Lease (including, without limitation, Section 7.05 of the Prime Lease), then Sublessee shall be entitled to a corresponding abatement of rent under this Sublease.

10.          Insurance.

10.1        Sublessee, at Sublessee’s sole expense, shall maintain for the benefit of Sublessor and Prime Lessor such policies of insurance (and in such form) with respect to the Sublet Premises as are required by the Prime Lease, which policies shall be reasonably satisfactory to Sublessor as to coverage and insurer, shall be maintained as a primary policies, and shall extend to and cover the acts and omission of Sublessee, and anyone acting by, through or under Sublessee notwithstanding anything contained in the Prime Lease to the contrary.  Each policy of insurance required under this paragraph shall name Sublessor and Prime Lessor each as an additional insured.  Sublessee shall provide Sublessor with certificates of insurance evidencing such policies and that Sublessor has been named as an additional insured as promptly as reasonably practical, but in no event later than thirty (30) days after the execution of this Sublease, and copies of such policies upon Sublessor’s request therefor.  All insurance policies shall contain a provision and the certificate of insurance shall expressly state that the insurer will give to Prime Lessor and Sublessor and such other parties in interest at least thirty (30) days notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance below the amounts specified herein.

10.2        The parties hereto, by reason of their consent hereto, release each other, the Prime Lessor and their respective agents, employees, successors and assigns from all liability for damage to any property that is caused by or results from a risk which is actually insured against or which would normally be covered by the standard form of “all risk” property insurance, without regard to the negligence or willful misconduct of the entity so released.  Each party shall use its reasonable efforts to cause each insurance policy it obtains to provide that the insurer thereunder waives all right of recovery by way of subrogation as required herein in connection with any damage covered by the policy.

11.          Sublessee Defaults.  The occurrence of any of the following, beyond all applicable notice and cure periods, shall be a default (an “Event of Default”) under this Sublease:

11.1        Sublessee shall fail to pay in full when due any and all installments of rent or any other charge agreed to be paid by Sublessee, if the failure continues for five (5) business days after written notice to Sublessee; or

11.2        Sublessee violates or fails to perform any term, covenant, condition or agreement herein contained or provided for in the Prime Lease and such failure continues for a period of seventeen (17) days after written notice thereof is given to Sublessee.  If the default is of such a nature that it cannot be completely remedied within the seventeen (17) day period, this provision shall be complied with if Sublessee begins correction of the default within the seventeen (17) day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable and to prosecute the same to completion, or

11.3        Sublessee becomes insolvent, or makes an assignment for the benefit of creditors, or if a petition in bankruptcy is filed by or against Sublessee, or a bill in equity or other proceeding for the appointment of a receiver for Sublessee is filed, or if proceedings for reorganization or for composition with creditors under any state or federal law be instituted by or against Sublessee, or if the subleasehold interest is levied on under execution, or

11.4        Sublessee abandons (as defined in California Civil Code §1951.3 (or any successor provision)) all or any portion of the Sublet Premises.

12.          Sublessor Remedies.  In the Event of Default by Sublessee, and without any other action by Sublessor, and at Sublessor’s option, Sublessor may exercise any and all remedies of the Prime Lessor under the Prime Lease.  In addition to the foregoing, Sublessor may exercise any and all other rights or remedies, granted or allowed landlords by any existing or future statute or other law applicable in cases where a landlord seeks to enforce rights arising under a lease agreement against a tenant who has defaulted or otherwise breached the terms of such lease agreement- subject, however, to all of the rights granted or created by any such statute or other applicable law existing protection and benefit of tenants.

13.          Remedies Cumulative.  All of the remedies hereinbefore given to Sublessor and all rights and remedies given to it by law and equity shall be cumulative and concurrent.  Except as expressly provided herein and in the Prime Lease, no termination of this Sublease or the taking or recovering of the Sublet Premises shall deprive Sublessor of any of its remedies or actions against Sublessee for rent due or other breach hereof at the time or which, under the terms hereof, would in the future become due as if there has been no termination, or for any and all sums due at the time or which, under the terms hereof, would in the future become due as if there had been no termination, nor shall the bringing of any action for rent or breach of any covenant, or the resort to any other remedy herein provided for the recovery of rent or other breach be construed as a waiver of the right to obtain possession of the Sublet Premises.

14.          Notices.  All notices required hereunder shall be deemed to be given when hand delivered or one day after deposit with express overnight courier delivery, or three days after mailing by certified U.S. mail, return receipt requested, postage prepaid.  Any notices to Sublessor shall be addressed as follows:

If to Sublessor:

Attention:  Real Estate Manager

9360 Towne Centre Drive
San Diego, California 92121

With a copy of legal notices to:

Amylin Pharmaceuticals, Inc.

9360 Towne Centre Drive

San Diego, California 92121

Attn: Marcea Bland Lloyd, General Counsel

and

Grant Puleo, Esq.

Procopio, Cory, Hargreaves & Savitch LLP

530 B Street, Suite 2100

San Diego, CA 92101

Address for Payment of Rent:

Colliers International
4660 La Jolla Village Drive, Suite 100
San Diego, CA 92122

If to Sublessee prior to Delivery Date:

Kratos Defense & Security Solutions, Inc.

4810 Eastgate Mall

San Diego, CA 92121

Attn: Law Department

If to Sublessee after Delivery Date:

Kratos Defense & Security Solutions, Inc.

4820 Eastgate Mall

San Diego, CA 92121

Attn: Law Department

The time limits provided for in the provisions of the Prime Lease for the giving of notice, making of demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are amended for the purposes of this Sublease by lengthening or shortening the same in each instance by two (2) business days, as appropriate, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublessor or Sublessee, as the case may be, within the time limit relating thereto contained in the Prime Lease.  If the Prime Lease allows only four (4) business days or less for Sublessor to perform any act, or to undertake to perform such act, or to correct any failure relating to the Sublet Premises or this Sublease, then Sublessee shall nevertheless be allowed two (2) business days to perform such act, undertake such act and/or correct such failure.

15.          Assignment and Subletting.  Sublessee shall comply with the provisions of Section 11 of the Prime Lease with regard to assignment and subletting and in those instances where applicable, shall be subject to the Prime Lessor’s approval as provided in the Prime Lease; provided, however, if Sublessor must first obtain the consent of Prime Lessor, Sublessor’s consent, which shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, nothing in this Section shall impose upon Sublessor any obligation to obtain, beyond its reasonable efforts to do so, the consent of Prime Lessor or any other third party.  Sublessor shall pay fees up to $1,500.00 due to Prime Lessor under the Prime Lease in connection with the subletting of the Sublet Premises to Sublessee.  Any amount in excess of $1,500.00 to obtain Prime Lessor consent shall be paid by Sublessee.

16.          Parking.  Sublessee shall have the non-exclusive right to use, free of charge for the duration of the Sublease Term, 4.3 non-reserved non-exclusive parking spaces per 1,000 rentable square feet of the Sublet Premises which, shall include a pro rata share of covered parking spaces (“Parking Spaces”) in designated parking areas in common with the other tenants, occupants, and visitors of the Project.  During the Sublease Term, Sublessee shall be entitled to designate its pro rata share of designated parking spaces described on Exhibit G to the Prime Lease as reserved parking spaces for Sublessee’s visitors and employees in areas immediately adjacent to or below Building 6; provided, however, Sublessee must pay all costs and expenses for Prime Lessor to mark such spaces and restore such spaces at the expiration of the Term.  Sublessee’s continued right to use the Parking Spaces is conditioned upon Sublessee abiding by the provisions of the Prime Lease and all commercially reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the Parking Spaces are located, including any sticker or other identification system established by Prime Lessor, Sublessee’s cooperation in seeing that the Sublesee Parties also comply with such rules and regulations, and Sublessee not being in default under this Sublease.

17.          Communication Equipment.  Subject to Sublessor and Prime Lessor’s approval and to the terms of the Prime Lease, Sublessee shall have the non-exclusive right, at Sublessee’s sole cost and expense, to reasonable access and use of its pro rata share of the (i) roof of the Sublet Premises to install, repair and maintain upon the roof, Sublessee installed telecommunication devices, such as satellite dishes and antennae or other similar devices, for the purpose of receiving and sending radio, television, computer, telephone or other communications signals and (ii) internal passageways, shafts, utility connections, risers and conduits in order to connect such telecommunication devices to the Sublet Premises and/or to the Leased Premises Space.  Sublessee shall advise Sublessor and Prime Lessor in advance of the planned installation of such devices.  Sublessee shall, at its sole cost, repair any damage caused by any roof penetration which may result from the installation or removal of any rooftop equipment and shall defend, indemnify and hold Sublessor harmless for any claim, liability or damage caused by Sublessee’s installation, repair, removal, maintenance or replacement of or access to or use of such equipment.

18.          Right of First Offer.  Sublessor hereby grants to Sublessee the right of first offer to sublease available space in Building 6 (“Expansion Space”).  Sublessor shall use its reasonable efforts to notify Sublessee of the availability of the Expansion Space and the anticipated date on which the Expansion Space will be vacated by existing subtenants.  For a period of five (5) days following receipt of Sublessor’s written notice containing such information, Sublessee shall have the right of first offer to sublease the Expansion Space commencing on the date set forth in Sublessor’s notice and on the same terms and conditions as those contained in the notice, which shall be the then current “Market Rental Rate” for comparable steel frame and glass buildings in the UTC submarket offering covered parking. “Market Rental Rate” means the average per square foot rental rate per month for comparable space pursuant to fully executed subleases or leases and approximately the same number of months, executed by existing tenants in the Building for comparable space expansions during the twelve (12) months immediately prior to the date upon which such Market Rental Rate is to become effective and payable under the terms of this Sublease, where the rates for such expansions were not set in such leases, subject to reasonable adjustments for comparable space on more desirable, or less desirable floors or areas of the Building.  If no such comparable space has been leased during such twelve (12) month period, the rental rates used for purposes of this provision shall be adjusted to the amounts Sublessor would have used had leases for such comparable space been entered.  In all cases, such rates shall be determined inclusive of any free rent periods, improvement allowances, takeover lease obligations, or other economic incentives; however, any such economic incentives generally provided by Sublessor in such comparable expansion subleases shall also be provided to Sublessee.  In addition, if such comparable expansion leases include base years, tax or expense stops or other provisions respecting taxes or operating expenses, or include any other economic provisions, such as but not limited to consumer price index provisions, utility reimbursements or fixed rent increases, the same shall be included in the expansion terms to Sublessee.

If Sublessee fails to elect to sublease the Expansion Space within said five (5) day period, Sublessor shall be entitled to place such Expansion Space on the open market for sublease by third parties on terms no more favorable than those upon which the Expansion Space was offered to Sublessee.  Notwithstanding any provision of this Section 18 to the contrary, the rights granted herein shall be personal to the originally named Sublessee, and may not be exercised or assigned voluntarily or involuntarily by or to any person or entity other than the original Sublessee, and shall not be assignable.

If the Expansion Space is currently not legally available to sublease, the foregoing expansion right shall be subject to the existing subtenants or occupants thereof renewing their existing leases and/or exercising any options to extend or expand, and in all events is subject and subordinate to any other rights of any other person or entity to sublease the Expansion Space, if such rights have already been granted prior to the date of this Sublease.

19.          Sublease Contains All Agreements.  It is expressly understood and agreed by and between the parties hereto that this Sublease (together with the Prime Lease and any amendments thereto) sets forth all the terms, conditions and agreements between Sublessor, Sublessee and Prime Lessor relative to the Sublet Premises, and that there are no promises, agreements, conditions or understandings, either oral or written, between them other than as are herein set forth.  It is further understood and agreed that, except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Sublease shall be binding upon Sublessor or Sublessee unless reduced to a writing and signed by Sublessor and Sublessee.  Notwithstanding anything in the foregoing to the contrary, Sublessor represents and warrants to Sublessee that Sublessor, as of the Effective Date, is not in default in any material respect under the terms of the Prime Lease nor has Sublessor received written notice from Prime Lessor that Sublessor is in default under the Prime Lease.

20.          Successors and Assignees.  All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several and respective successors and permitted assigns of said parties.

21.          Security Deposit.  Sublessee shall have no right, title or interest in or with respect to the Sublessor security deposit, or any portion thereof, that is held by Prime Lessor under the Prime Lease.  Within ten (10) business days of the Effective Date, Sublessee shall deliver to Sublessor, as collateral for the full performance by Sublessee of all of its obligations under this

Sublease and for all losses and damages Sublessor may suffer as a result of Sublessee’s failure to comply with one or more provisions of this Sublease, including, but not limited to, any post sublease termination damages under section 1951.2 of the California Civil Code, a standby,  unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”) substantially in the form of Exhibit J to the Prime Lease and containing the terms required herein, in the original face amount equal to the Fixed Rent and Subtenant’s pro rata share of the estimated Expenses and Taxes (as defined in Section 4 above) for the last month of the Sublease Term (the “Letter of Credit Amount”), naming Sublessor as beneficiary, issued (or confirmed) by a financial institution that is mutually acceptable to Sublessor and Sublessee, permitting multiple and partial draws thereon, and otherwise in form acceptable to Sublessor in its sole discretion.  Sublessee shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the Letter of Credit Amount through the date (the “Final LC Expiration Date”) that is thirty (30) days after the scheduled expiration date of the term or any renewal term of this Sublease.  If the Letter of Credit held by Sublessor expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Sublessee shall deliver a new Letter of Credit or certificate of renewal or extension (a “Renewal or Replacement LC”) to Sublessor not later than thirty (30) days prior to the expiration date of the Letter of Credit then held by Sublessor.  Any Renewal or Replacement LC shall comply with all of the provisions of this Section, shall be irrevocable, transferable (provided Sublessor pays any transfer fees) and shall remain in effect (or be automatically renewable) through the Final LC Expiration Date upon the same terms as the expiring Letter of Credit.  Upon Sublessee’s failure to comply with one or more material provisions of this Sublease, Sublessor may, without prejudice to any other remedy provided in this Sublease or by Law, draw on the Letter of Credit and use all or part of the proceeds to (a) satisfy any amounts due to Sublessor from Sublessee, and (b) satisfy any other damage, injury, expense or liability caused by Sublessee’s failure to so comply.  In addition, if Sublessee fails to furnish a Renewal or Replacement LC complying with all of the provisions of this Article 6 at least thirty (30) days prior to the stated expiration date of the Letter of Credit then held by Sublessor, Sublessor may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) in accordance with the terms of this Sublease (the “LC Proceeds Account”).  An authorized officer or other representative of Sublessor may make demand on Sublessor’s behalf for the Letter of Credit Amount, or any portion thereof, from time to time; provided the proper identification of the party making such demand accompanied by the original Letter of Credit and a written statement signed by such party certifying that such amount is due and owing; together with a certificate of incumbency executed by Sublessor which certifies the position and signature of such party is presented to the issuing financial institution.  Nothing in this Article or elsewhere in the Sublease shall be deemed to prohibit or restrict Sublessee from challenging the validity or amount of the draw after the draw occurs.  The proceeds of the Letter of Credit shall constitute Sublessor’s sole and separate property (and not Sublessee’s property or the property of Sublessee’s bankruptcy estate) and Sublessor may immediately upon any draw (and without notice to Sublessee) apply or offset the proceeds of the Letter of Credit: (a) against any rent payable by Sublessee under this Sublease that is not paid when due; (b) against all losses and damages that Sublessor has suffered or that Sublessor reasonably estimates that it may suffer as a result of Sublessee’s failure to comply with one or more provisions of this Sublease, including any damages arising under section 1951.2 of the California Civil Code following termination of the Sublease; (c) against any costs incurred by

Sublessor in connection with the Sublease (including reasonable attorneys’ fees); and (d) against any other amount that Sublessor may incur by reason of Sublessee’s Default.  Provided Sublessee has performed all of its obligations under this Sublease, Sublessor agrees to pay to Sublessee within thirty (30) days after the Final LC Expiration Date the amount of any proceeds of the Letter of Credit received by Sublessor and not applied as allowed above; provided, that if prior to the Final LC Expiration Date a voluntary petition is filed by Sublessee or any Guarantor, or an involuntary petition is filed against Sublessee or any Guarantor by any of Sublessee’s or Guarantor’s creditors, under the Federal Bankruptcy Code, then Sublessor shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Sublease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.  If, as result of any application or use by Sublessor of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Sublessee shall, within 5 business days thereafter, provide Sublessor with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 21, and if Sublessee fails to comply with the foregoing, notwithstanding anything to the contrary contained in this Sublease, the same shall constitute an incurable Default by Sublessee.   Notwithstanding anything to the contrary set forth in this Sublease, if, Sublessee is late in the payment of any rent due under this Sublease, beyond any applicable notice and cure periods under this Sublease, three (3) or more times in any twelve (12) calendar month period, Sublessee shall, within 5 business days after notice from Sublessor, provide Sublessor with additional letter(s) of credit in an amount equal to the final last two (2) months’ Fixed Rent and Expenses and Taxes (or a replacement letter of credit in such amount plus the total original Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 21, and if Sublessee fails to comply with the foregoing, notwithstanding anything to the contrary contained in this Sublease, the same shall constitute an incurable Default by Sublessee.  Sublessee further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Sublessor nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.  Sublessee further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Sublessor nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

Sublessor and Sublessee (a) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof (including the LC Proceeds Account) be deemed to be or treated as a “security deposit” under any Law applicable to security deposits in the commercial context including Section 1950.7 of the California Civil Code, as such section now exist or as may be hereafter amended or succeeded (“Security Deposit Laws”), (b) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (c) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Sublessee hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of Law, now or hereafter in effect, which (i) establish the time frame by which Sublessor must refund a security deposit under a lease, and/or (ii) provide that Sublessor may claim from the security deposit only those sums reasonably necessary to remedy Defaults in the payment of rent, to repair damage caused by Sublessee or to clean the Premises, it being agreed that Sublessor may, in addition, claim those sums specified above in this Section 1 and/or those sums reasonably necessary to compensate Sublessor for any loss or damage caused by Sublessee’s breach of this Sublease or the acts or omission of Sublessee or any other Sublessee Related Parties, including any damages Sublessor suffers following termination of the Sublease.

Tenant Improvement Allowance.  Sublessor shall, at its sole cost, expense and discretion, pay all costs to construct any fire corridors on the ground floor of Building 6 required for exiting Building 6.  In addition, Sublessor shall provide Sublessee with a tenant improvement allowance of up to and in no event greater than $25.00 per rentable square foot or $794,150.00 for the second floor space and $30.—per rentable square foot or $64,740.00 for the first floor space for a total of $858,190 (the “Allowance”) the final “Allowance” of which will be determined using the rentable square footage as described in paragraph B of the Recitals.  In addition, Sublessor shall pay Sublessee a moving allowance equal to $1.00 per rentable square foot or $33,924.00 (“Moving Allowance”) expendable for costs and expenses relating to the relocation of Sublessee’s business (including, but not limited to, costs of moving Sublessee’s fixtures, furniture, equipment and general moving related expenses) from its current space to the Premises. The Moving Allowance shall be paid by Sublessor to Sublessee upon Sublessor’s receipt of Sublessee’s written demand therefor, accompanied by, as applicable, invoices documenting and evidencing such moving related costs and expenses.  The Allowance may be used for but not limited to the cost of preparing design and construction documents and mechanical and electrical plans for tenant improvements for the Sublet Premises and for both hard and soft costs in connection with such tenant improvements.  The Allowance, less a 10% retainage (which retainage shall be payable as part of the final draw), shall be paid to the order of the general contractor that performs, or architect who designs, the tenant improvements, in periodic disbursements within thirty (30) days after receipt of the following documentation: (i) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (ii) a certification from an AIA architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (iii) Contractor’s, subcontractor’s and material supplier’s waivers of liens which shall cover all tenant improvements for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the state in which the Sublet Premises is located, together with all such invoices, contracts, or other supporting data as Sublessor may reasonably require; (iv) a cost breakdown for each trade or subcontractor performing the tenant improvements; (v) plans and specifications for the tenant improvements, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the Project or Sublet Premises; (vi) copies of all construction contracts for the tenant improvements, together with copies of all change orders, if any; and (vii) a request to disburse from Sublessee containing an approval by Sublessee of the work done and a good faith estimate of the cost to complete the tenant improvements.  Upon completion of the tenant improvements, and prior to final disbursement of the Allowance, Sublessee shall furnish Sublessor with: (1) general contractor and architect’s completion affidavits, (2) full and final waivers of lien, (3) receipted bills covering all labor and materials expended and used, (4) as-built plans of the tenant improvements, and (5) the certification of Sublessee and its architect that the tenant improvements have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances.  In no event shall Sublessor be required to disburse the Allowance more than one time per month.  If the tenant improvements exceed the Allowance, Sublessee shall be entitled to the Allowance in accordance with the terms hereof, but each individual disbursement of the Allowance shall be disbursed in the proportion that the Allowance bears to the total cost for the tenant improvements, less the 10% retainage referenced above.  Notwithstanding anything herein to the contrary, Sublessor shall not be obligated to disburse any portion of the Allowance during the continuance of Sublessee’s uncured default under this Sublease, and Sublessor’s obligation to disburse shall only resume when and if such default is cured.  In no event shall the Allowance be used for rent, operating expenses, relocation costs, the purchase of equipment, furniture or other items of personal property of Sublessee but rather must be used in accordance with the requirements as set forth in the Master Lease.  If Sublessee does not submit a request for payment of the entire Allowance to Sublessor in accordance with the provisions contained in this Section by November 1, 2010, any unused portion of the Allowance shall accrue to the sole benefit of Sublessor, it being understood that Sublessee shall not be entitled to any credit, abatement or other concession in connection therewith.  Should Sublessor fail to pay over any portion of the Allowance or the Moving Allowance due to Sublessee within the time period set forth herein, then Sublessee may set off such unpaid amounts from its payment of Fixed Rent to Sublessor hereunder, provided that Sublessee has, prior to November 1, 2010, requested such unpaid amounts from Sublessor in accordance with this Section 21.  Sublessee shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the tenant improvements and/or Allowance.  Furthermore, Sublessee agrees to a full open book process allowing Sublessor or Sublessor’s representative to review construction costs records and schedule to confirm actual construction items and costs as outlined above.

There will be no deduction from the Allowance for Sublessee’s construction management fee other than any construction management fee imposed by Prime Lessor in accordance with the Prime Lease.  Except for any such Prime Lessor construction management fee, Sublessee shall not be required to pay any construction management fees or other similar fees for the tenant improvements.  Notwithstanding the foregoing, Sublessee hereby agrees and acknowledges that all tenant improvements to the Sublet Premises must be approved by Prime Lessor prior to being made as provided in the Prime Lease.

22.          Condition of the Sublet Premises.  Sublessee hereby acknowledges that Sublessee has examined the Sublet Premises and that they are in good and tenantable condition as of the Effective Date.  Sublessor has let the Sublet Premises in their present condition, as hereinabove provided, and without any further improvements or alterations and without any representations on the part of the Sublessor, its officers, further, servants and/or agents.

23.          Sublessor’s Duties.

23.1        The obligations of Prime Lessor under the Prime Lease shall remain the obligations of Prime Lessor, and shall not be considered the obligations or responsibility of Sublessor.  Sublessor shall fully perform all of its obligations under the Prime Lease to the extent

Sublessee has not expressly agreed to perform such obligations under this Sublease.  In the event, however, that Sublessor defaults in the performance or observance of any of Sublessor’s remaining obligations under the Prime Lease as Tenant or fails to perform Sublessor’s stated obligations under this Sublease (provided such failure to perform Sublessor’s stated obligations under this Sublease is not the result of or caused by Prime Lessor’s failure to perform Prime Lessor’s stated obligations under the Prime Lease or due to Prime Lessor’s default under the Prime Lease) or to enforce, for Sublessee’s benefit, Prime Lessor’s obligations under the Prime Lease then Sublessee shall be entitled, following fifteen (15) days prior written notice of any such failure or default and the expiration of the thirty (30) day cure period, to cure such default and promptly collect from Sublessor, Sublessee’s reasonable expenses in so doing (including, without limitation, reasonable attorneys’ fees and costs).  Sublessee shall not be required, however, to wait the entire applicable cure period if earlier action is required of Sublessee to comply with the Prime Lease or with any applicable law, regulation or governmental order, or to ensure the safety and/or security of the Sublet Premises.

23.2        With respect to the obligations of Prime Lessor under the Prime Lease, Sublessor’s only obligation shall be to use diligent, good faith efforts to cause Prime Lessor to perform such obligations for the benefit of Sublessee.  Such diligent, good faith efforts shall include, without limitation: (i) upon Sublessee’s written request, immediately notify Prime Lessor of its nonperformance under the Prime Lease and request that Prime Lessor perform its obligations under the Prime Lease; (ii) use commercially reasonable efforts to obtain Prime Lessor’s consent to this Sublease and to other actions requiring Prime Lessor’s consent and (iii) permitting Sublessee to commence a legal action in Sublessor’s name to obtain the performance required from Prime Lessor under the Prime Lease, provided, however, that Sublessee shall pay all costs and expenses and any other liability incurred in connection therewith and Sublessee shall indemnify and hold Sublessor harmless against all reasonable costs and expenses incurred by Sublessor in connection therewith.

24.          Subordination and Non-Disturbance.  This Sublease is subordinate and subject to any mortgages, ground leases and/or other encumbrances to the same extent, and on the same terms, as the Prime Lease is so subordinate and subject under the terms thereof Sublessee agrees to execute such instruments and, upon the failure to do so, hereby appoints the Prime Lessor and/or Sublessor its attorney-in-fact to execute such instruments.

Sublessor shall use commercially reasonable efforts to assist Sublessee in obtaining from Prime Lessor a non-disturbance and attornment agreement in favor of the Sublessee reasonably acceptable to Sublessee so that Sublessee’s occupancy under the terms and provisions of this Sublease will not be disturbed in the event of a default by Sublessor of the Prime Lease (the “Prime Lessor Non-Disturbance Agreement”).

25.          Alterations and Improvements.  Sublessee shall be permitted to make any Alterations (as defined in the Prime Lease) in accordance with Section 9 of the Prime Lease.  Should Prime Lease or Sublessor require restoration of Alterations made by or for Sublessee, Sublessee will be responsible, at its sole cost and expense, to complete such work no later than the expiration of this Sublease.  Sublessor shall inform Sublessee of its (or Prime Lessor’s decision regarding removal of such Alterations upon approval of the requested improvements of Alterations by Sublessor and Prime Lessor.  If for any reason Sublessor does not provide

Sublessee direction with regard to restoration then Sublessee will be required to remove improvements prior to the sublease expiration date.  Notwithstanding anything in this Section 26 to the contrary, once Sublessor has agreed in writing that Sublessee shall not be responsible for restoring Alterations in accordance with this Section 26, Sublessor may not later require Sublessee to remove or restore such Alteration.

26.          Surrender of the Sublet Premises.  Upon the expiration or sooner termination of this Sublease, Sublessee shall adhere to the terms and conditions set forth in the Prime Lease concerning the condition of the Sublet Premises upon surrender.  In addition, Sublessee shall not be required to remove any alterations or improvements made by or for the account of Sublessor.  If the Prime Lease requires the removal of any alterations or improvements made by or for Sublessor, Sublessor shall, at its sole cost and expense, remove such alterations and improvements.  However, Sublessee at Sublessee’s expense, may be required at Sublessor’s discretion to remove alterations or improvements made for the benefit of Sublessee.

27.          Damage to Cables and Pipes.  Sublessor shall not be responsible or liable to Sublessee, or to those claiming by, through or under Sublessee, for any loss or damage resulting, to Sublessee, or to those claiming by, through or under Sublessee, or its or their property, from the breaking, bursting, stoppage or leakage of electrical cable wires, gas, sewer, water or steam pipes unless such loss or damage is caused by the gross negligence or willful misconduct of Sublessor or Sublessor’s agents, employees or contractors or unless Sublessor is made aware of any condition which results in any of the aforementioned loss or damage which it willfully neglects to repair or replace (to the extent it is obligated to do so).

28.          Prime Lessor’s Approval.  This Sublease and Sublessor’s and Sublessee’s liability hereunder are subject to Prime Lessor’s consent hereto, as required under Section 11 of the Prime Lease, and this Sublease shall be null and void, and neither Sublessor nor Sublessee shall have any liability hereunder whatsoever, should Prime Lessor fail to give such consent to this Sublease.  In the event that Prime Lessor has not consented to this Sublease Janurary 1, 2010, then Sublessee may terminate this Sublease and neither Sublessor nor Sublessee shall have any liability hereunder whatsoever.  Such Prime Lessor consent shall be substantially in the form and substance of Exhibit C.

29.          Separability.  Should any portion of this Sublease be found to be unenforceable, the remaining provisions of this Sublease shall continue in full force and effect, without giving regard to such unenforceable provision.

30.          Exhibits and Recitals Incorporated.  All exhibits referred to in this Sublease are hereby incorporated in this Sublease by this reference and the Recitals to this Sublease are hereby incorporated in this Sublease by this reference.

31.          Counterparts.  This Sublease may be signed by the parties in two or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same document.  Receipt by telecopier or email of a signed copy of this Sublease shall be deemed receipt of the original document.

32.          Signage.  Subject to the terms and conditions of the Prime Lease and where applicable, subject to the approval of Prime Lessor, Sublessee, at Sublessee’s expense, shall have the right to display appropriate signage with its logo and name on entrance doors and its pro-rata share of 1 building top and monument exterior sign which will be inclusive of 1 slot, as given to Sublessor in the Prime Lease.

33.          Warranties.  Sublessor shall, at Sublessee’s expense, cooperate with Sublessee to enforce, for the benefit of Sublessee, all (a) warranties given and indemnities made, if any, by Prime Lessor to Sublessor under the Prime Lease which would reduce Sublessee’s obligations hereunder and (b) warranties given, if any, by any contractors concerning any existing improvements made to the Sublet Premises.

34.          Right to Cure Sublessee’s Defaults.  If Sublessee shall at any time fail to make any payment or perform any other obligation of Sublessee hereunder or under the Prime Lease, then Sublessor shall have the right, but not the obligation, after ten (10) days notice for monetary defaults and ten (10) days notice for non-monetary defaults or the time within which Prime Lessor may act on Sublessor’s behalf under the Prime Lease, or without notice to Sublessee in the case of any emergency, and without waiving or releasing Sublessee from any obligations of Sublessee hereunder, to make such payment or perform such other obligation of Sublessee in such manner and to such extent as Sublessor shall deem necessary, and in exercising any such right, to pay any reasonable and related costs and expenses, employ attorneys and other professionals, and incur and pay attorneys’ fees and other costs reasonably required in connection therewith.  Sublessee shall pay to Sublessor upon demand all sums so paid by Sublessor and all incidental costs and expenses of Sublessor in connection therewith as Sublessee shall indemnify and hold Sublessor harmless against all reasonable costs and expenses incurred by Sublessor in connection therewith.

35.          Holding Over.  Sublessee acknowledges that the term of the Prime Lease and the Sublease Term expire on the same date and Sublessor will suffer considerable damage if Sublessee holds over.  Thus, if Sublessee holds over after the expiration of the Sublease Term or earlier termination of this Sublease, with or without the express or implied consent of Sublessor, then at the option of Sublessor, Sublessee will become and be only a month-to-month subtenant at a rent equal to the rent payable by Sublessor under the Prime Lease for the Premises (including the amount of any holdover rent payable to Prime Lessor under the Premises Lease, as a result of Sublessee’s failure to timely surrender the Premises at the time and in the condition required by this Sublease, and otherwise upon the terms, covenants and conditions herein specified.  Notwithstanding any provision to the contrary contained herein, (a) Sublessor expressly reserves the right to require Sublessee to surrender possession of the Premises upon the expiration of Sublease Term or upon the earlier termination of this Sublease and the right to assert any remedy at law or in equity to evict Sublessee and/or collect damages in connection with any holding over, and (b) Sublessee shall pay all holdover rent or other amounts Sublessor is obligated to pay under Section 22 of the Prime Lease and shall indemnify, defend and hold Sublessor harmless from and against any and all other liabilities, claims, demands, actions, losses, restoration costs, damages, obligations, costs and expenses, including, without limitation, attorneys’ fees incurred or suffered by Sublessor by reason of Sublessee’s failure to surrender the Premises on the expiration of the Sublease Term or earlier termination of this Sublease.

36.          Authority.  Each person executing this Sublease on behalf of a party hereto represents and warrants that he or she is authorized and empowered to do so and to thereby bind the party on whose behalf he or she is signing.

37.          Brokers.  Sublessor shall pay all commissions owed to Irving Hughes, as Sublessee’s broker, and Colliers International and BioScience Properties, as Sublessor’s brokers, as set forth in and pursuant to the terms of separate agreements.  Each of the parties represent and warrant to the other that all of its dealings in regard to the Sublet Premises have been solely with the brokers referenced above and that no other real estate broker, agent, finder or intermediary has shown the Sublet Premises to Sublessee or referred the Sublessee to Sublessor or the Sublessor to Sublessee, or otherwise involved or procured Sublessee with respect to the Sublease.  Each of the parties agrees to indemnify and hold the other harmless against any claims for brokerage or other commission arising by reason of a breach by such party of the aforesaid representations and warranties.

38.          Confidentiality.  Sublessor and Sublessee hereby agree to keep confidential the terms of this Sublease and the Prime Lease and any financial information transmitted in connection with this Sublease; provided, however, either party may disclose such terms (i) to its attorneys, brokers, accountants, lenders, prospective lenders, prospective purchasers, prospective assignees, prospective sub-sublessees, partners and prospective partners and in SEC filings, but only to the extent such persons or entities need to review such information in connection with this Sublease and further provided that such party causes such persons or entities to keep such information strictly confidential as required by this Sublease or (ii) to the extent required by law.

39.          Workstations.  For the entire Term of this Sublease, Sublessee shall have the use of up to 150 of Sublessor’s existing workstations (general depictions of which appear on Exhibit D attached hereto) (the “Workstations”) pursuant to a mutually agreed space plan and agreed upon ratio of office Workstations and cubical Workstations, subject to availability of Sublessor’s existing inventory of Workstations.  The Workstations shall be provided for Sublessee’s use in their “as-is”, “where-is” and “with all faults” condition, at no additional cost to Sublessee but Sublessee shall have the obligation to configure, repair, replace, store, maintain, insure, and surrender such Workstations at the expiration or earlier termination of the Term in the same condition as upon the Delivery Date, normal wear and tear excepted.  Sublessee shall have the sole obligation to maintain and pay any applicable taxes on the Workstations during the Term and the Workstations shall be considered part of the Premises for purposes of this Lease.

[CONTINUED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Sublease Agreement as of the day and year first above written.

SUBLESSOR:

Amylin Pharmaceuticals, Inc., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

SUBLESSEE:

KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

Exhibit A

Prime Lease

(TO BE ATTACHED PRIOR TO SUBMITTAL)

Exhibit B

Sublet Premises

4820 2nd Floor

Amylin Test Fit (Draft)

4820 1nd Floor

Amylin Test Fit (Draft)

Exhibit C

CONSENT TO SUBLETTING

[To be provided by Prime Lessor]

Exhibit D

WORKSTATIONS

Amylin 10x12 Office

Amylin Existing Office

Amylin Typical Cubicle

64/48
64/48
64/36
64/36
64/36
64/36
64/24
64/24
TASK
EVENT
AL

Series 2 Storage tower
Series 2 Pedestal

Parron Hall Office Interiors is the owner of these drawings and all ideas, designs, arrangements, and plans depicted herein. These drawings were created, evolved, and developed by Parron Hall Office Interiors as Instruments of Service in connection with the specified project depicted herein. No part of these drawings may be used by or, directly or indirectly, disclosed to any other person, firm, or organization for any purpose whatsoever, without the express written consent of Parron Hall Office Interiors. Written dimensions on these drawings shall have precedence over scaled dimensions. Contractors shall be responsible for verifying all dimensions on the job. Parron Hall Office Interiors shall be notified in the event of any as-built variations from the dimensions and conditions shown on these drawings.

Amylin
Standards
8X8 Station Typical

PARRON HALL
OFFICE INTERIORS

PHONE 858 268 1212
FAX 858 292 7077
7700 Ronson Road, Suite 100
San Diego, CA 92111-1514
www.parronhall.com

Project No:	Drawn By:	Scale:	Date:	Revision:	Order No:	Approved By:	Date:
94	NS/LH	1/4"=1'-0"	2.6.06	--	--	--	--